Exhibit 99

CONVERGYS NEWS RELEASE

Convergys Reports Third Quarter Results

(Cincinnati; October 27, 2009)—Convergys Corporation (NYSE: CVG)

•	Non-GAAP EPS $0.27; GAAP EPS loss $0.70.

•	Non-GAAP operating income up 32 percent; GAAP operating loss reduced 63 percent.

•	Successfully restructured one large HR management contract to eliminate future implementation obligations and liability for services not yet operational.

•	Net charges of $131 million, including HR Management-related charges of $228 million and accelerated recognition of deferred implementation revenue of $106 million.

•	Customer Management non-GAAP operating income up 59 percent; GAAP operating income up 44 percent.

•	Information Management entered utilities smart-grid customer information systems market.

•	Debt-for-debt exchange retires $123 million of Senior Notes, improving liquidity and debt maturity profile.

Convergys Corporation (NYSE: CVG), a global leader in relationship management, today announced its financial results for the third quarter of 2009. Revenue was $765 million, including accelerated recognition of deferred implementation revenue of $106 million from one large HR Management contract. Non-GAAP earnings were $0.27 per diluted share and GAAP net loss was $0.70 per diluted share. Third quarter 2009 non-GAAP operating income increased 32 percent to $41 million from the prior year period, and GAAP operating loss reduced 63 percent to $90 million from the prior year period. During the third quarter, Convergys reached agreement with one large HR Management client to eliminate future implementation obligations and liability for services not yet operational.

“We made progress during the quarter on multiple fronts to improve the position of the company,” said David Dougherty, President and CEO of Convergys. “This included successfully renegotiating the contract with one of our large HR Management clients. We have agreed to stop implementation work related to services not yet live. For the other client, implementation remains paused, and we are actively negotiating to change the scope and other terms of the contract. We continue to provide services for more than half the employees of both clients. Over the last few months, we have substantially reduced the risk in the HR Management business.”

Dougherty continued, “Substantial new business signings and continued solid margin performance in Customer Management are positive indicators that our strategy is working, though call volumes continued to be soft in the quarter, as expected. In Information Management, our ground-breaking entry into the utilities market for smart-grid customer information systems represents an exciting future growth opportunity.”

Third quarter results include charges of $131 million, which consist of net charges of $122 million related to HR Management and restructuring charges of $6 million in Information Management and $3 million in Customer Management. The HR Management-related net charge of $122 million reflects the agreement reached to eliminate future implementation obligations and liability on services not yet operational for one large contract. For this contract, all of the capitalized implementation costs have been written off and a portion of the implementation revenue has been recognized. The HR Management-related net charge of $122 million includes: $106 million reported as revenue representing accelerated recognition of deferred implementation revenues previously received; $148 million reported as cost of providing services and products sold representing previously deferred implementation costs incurred for services not yet operational; $76 million reported as asset impairment primarily related to previously deferred costs pertaining to services already operational that are projected to no longer be profitable; and $4 million of severance costs.

Third Quarter Performance

Revenue – Third quarter 2009 revenue was $765 million, including $106 million of implementation revenue from one large HR Management contract, compared with $676 million in the same period last year.

Operating Income (Loss) – On a non-GAAP basis, third quarter 2009 operating income was $41 million, compared with operating income of $31 million in the same period last year, excluding the third quarter 2009 net charges of $131 million discussed above and charges of $273 million recorded in the same period last year. Third quarter 2009 GAAP operating loss was $90 million, compared with a loss of $242 million in the same period last year.

Net Income (Loss) – On a non-GAAP basis, third quarter 2009 net income was $34 million, or $0.27 per diluted share, compared with net income of $36 million, or $0.29 per diluted share, in the same period last year. Third quarter 2009 GAAP net loss was $86 million, or $0.70 per diluted share, compared with net loss of $140 million, or $1.15 per diluted share, in the same period last year.

Non-GAAP operating income and non-GAAP net income exclude the charges described above. A reconciliation table of GAAP to non-GAAP results is attached.

Cash Flow – Third quarter 2009 cash flow from operating activities and free cash flow were $10 million and negative $4 million, respectively, compared with $26 million and $4 million in the same period last year. The Cellular Partnerships provided a $9 million cash distribution in the third quarter 2009, which is not included in free cash flow. In the third quarter 2009, Convergys launched a debt-for-debt exchange to improve liquidity and its debt maturity profile. $123 million of Convergys’ Senior Notes were retired in October 2009. Third quarter 2009 cash balance was $336 million.

Customer Management – Third quarter 2009 Customer Management revenue increased 2 percent to $492 million, compared with $483 million in the same period last year. Revenue from the Intervoice [R] acquisition was $42 million in the third quarter 2009 and $14 million in the same period last year due to the September 2008 acquisition. On a non-GAAP basis, excluding $3 million for restructuring charges in the third quarter 2009, operating income was $37 million and operating margin was 7.5 percent, compared with $23 million and 4.8 percent, respectively, in the same period last year. Operating improvement was largely driven by effective workforce management. Third quarter 2009 GAAP operating income and operating margin were $34 million and 6.8 percent, respectively.

Information Management – Information Management revenue in the third quarter 2009 was $99 million compared with $134 million in the same period last year, due to expected client migrations in North America and international project completions. On a non-GAAP basis, excluding $6 million for restructuring charges in the third quarter 2009, operating income was $9 million and operating margin was 9.0 percent, compared with $17 million and 13.0 percent in the same period last year. This was primarily due to the decline in revenue. Third quarter 2009 GAAP operating income was $3 million and operating margin was 3.3 percent.

HR Management – Third quarter 2009 HR Management revenue was $175 million compared with $59 million in the same period last year. This increase reflects accelerated recognition of deferred implementation revenue of $106 million in the third quarter discussed above, and revenue growth due to services already in operation with the two large HR Management clients. On a non-GAAP basis, operating loss was $3 million in the third quarter 2009, compared with a loss of $7 million in the same period last year, excluding the net charge of $122 million discussed above and $273 million of charges recorded in the third quarter of 2008. Third quarter 2009 and 2008 GAAP operating losses were $125 million and $280 million, respectively.

Business Outlook

Convergys is adjusting its financial guidance as follows:

•	Fourth quarter 2009 revenue projected to be $650 million to $670 million.

•	Fourth quarter 2009 non-GAAP earnings projected to be more than $0.30 per diluted share, due in part to an expected favorable tax benefit in the fourth quarter 2009. Not included in this guidance is potential restructuring expense to streamline the businesses.

•	Full year 2009 free cash flow projected to be $165 million to $185 million. In addition, full year 2009 cash dividends from the Cellular Partnerships are expected to approximate $40 million.

Forward-Looking Statements Disclosure and “Safe Harbor” Note:

This news release contains forward-looking statements that reflect Convergys’ expectations as of October 27, 2009. Actual results of Convergys could differ materially from those discussed herein. For us, particular uncertainties that could adversely or positively affect our future results include: the behavior of financial markets including fluctuations in interest or exchange rates; continued volatility and further deterioration of the capital markets; the impact of regulation and regulatory, investigative, and legal actions; strategic actions, including acquisitions and dispositions; future integration of acquired businesses; future financial performance of major industries which we serve; the loss of a significant client or significant business from a client; difficulties in completing a contract or implementing its provisions; and numerous other matters of national, regional, and global scale including those of the political, economic, business, and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. Please refer to Convergys’ most recent news releases and filings with the SEC for additional information including risk factors. We do not undertake to update our forward-looking statements as a result of new information or future events or developments.

Non-GAAP Financial Measures:

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

Management uses free cash flow to assess the financial performance of the company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations, such as investment in the company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the company’s balance sheet, to repurchase the company’s stock and to repay the company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above.

Management uses operating income and earnings per share data excluding the implementation-related, asset impairment, and restructuring charges to assess the current operational performance of the business for the year and to have a basis to compare results to prior and future periods. The implementation-related, asset impairment, and restructuring charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of the non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using both the non-GAAP measure, operating income and diluted earnings per share excluding the charges, and the GAAP measure operating income and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond described above.

These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

Webcast Presentation:

Convergys will hold its Third Quarter Financial Results webcast presentation at 10:00 A.M., Eastern Daylight Time, Tuesday, October 27, 2009. It will feature President and CEO David F. Dougherty and Earl C. Shanks, CFO. The webcast presentation will take place live and will then be available for replay via the following link — http://investor.shareholder.com/convergys/eventdetail.cfm?eventid=73201 The replay will be available through November 30, 2009.

About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers and employees. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to clients that now span more than 70 countries and 35 languages.

Convergys is a member of the S&P 500 and has been voted a Fortune Most Admired Company for nine consecutive years. We have approximately 70,000 employees in 82 customer contact centers and other facilities in the United States, Canada, Latin

America, Europe, the Middle East, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys, Intervoice, and the Convergys logo are registered trademarks of Convergys Corporation.)

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Contacts:

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

John Pratt, Corporate Public Relations

+1 513 723 3333 or john.pratt@convergys.com

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Convergys Corporation

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended Sep. 30,		%	For the Nine Months Ended Sep. 30,		%
(In millions except per share amounts)	2009	2008	Change	2009	2008	Change
Revenues	$765.4	$676.2	13	$2,142.8	$2,082.1	3

Costs and Expenses:
Cost of Providing Services and Products Sold	558.5	510.1	9	1,507.4	1,441.7	5
Selling, General and Administrative	156.6	150.3	4	478.4	440.2	9
Research and Development Costs	18.7	15.1	24	58.2	37.4	56
Depreciation	30.0	29.2	3	90.8	87.0	4
Amortization	3.0	6.0	(50)	9.2	9.9	(7)
Restructuring Charges	12.8	0.0	NM	12.8	14.1	(9)
Asset Impairment	76.1	207.5	(63)	108.6	207.5	(48)

Total Costs and Expenses	855.7	918.2	(7)	2,265.4	2,237.8	1

Operating Loss	(90.3)	(242.0)	(63)	(122.6)	(155.7)	(21)

Equity in Earnings of Cellular Partnerships	10.2	7.7	32	31.7	25.8	23
Other Income (Expense), net	(0.6)	9.6	NM	(10.4)	7.7	NM
Interest Expense	(7.4)	(5.5)	35	(21.1)	(13.3)	59

Loss Before Income Taxes	(88.1)	(230.2)	(62)	(122.4)	(135.5)	(10)

Income Tax Benefit	(2.1)	(90.2)	(98)	(3.5)	(71.9)	(95)

Net Loss	$(86.0)	$(140.0)	(39)	$(118.9)	$(63.6)	87

Loss Per Common Share
Basic	$(0.70)	$(1.15)	(39)	$(0.97)	$(0.51)	90

Diluted	$(0.70)	$(1.15)	(39)	$(0.97)	$(0.51)	90

Weighted Average Common Shares Outstanding
Basic	122.9	122.0		122.7	124.0
Diluted	122.9	122.0		122.7	124.0

Market Price Per Share
High	$11.51	$16.99		$11.51	$16.99
Low	$8.26	$11.77		$5.49	$11.77
Close	$9.94	$14.78		$9.94	$14.78

Convergys Corporation

Consolidated Balance Sheets

(In millions)	(Unaudited) Sep. 30, 2009	Dec. 31, 2008
Assets

Cash and Cash Equivalents	$336.3	$240.0
Receivables—Net	479.0	523.8
Other Current Assets	198.9	214.2
Property and Equipment—Net	378.2	420.9
Other Assets	1,271.1	1,442.5

Total Assets	$2,663.5	$2,841.4

Liabilities and Shareholders’ Equity

Debt Maturing in One Year	$73.9	$259.5
Other Current Liabilities	484.0	538.7
Other Liabilities	474.7	486.7
Long-Term Debt	530.0	406.4
Common Shareholders’ Equity	1,100.9	1,150.1

Total Liabilities and Shareholders’ Equity	$2,663.5	$2,841.4

Convergys Corporation

Summarized Statement of Cash Flow

(Unaudited)

	For the Three Months Ended Sep. 30,				For the Nine Months Ended Sep. 30,
(In millions)	2009		2008		2009		2008
Cash provided by operating activities	$10.1		$26.2		$191.7		$68.3

Cash used in investing activities	(6.0	)(a)	(301.6	)(a)	(33.3	)(b)	(339.0	)(b)

Cash used in financing activities	(3.9)		356.8		(62.1)		286.7

Net increase (decrease) in cash	$0.2		$81.4		$96.3		$16.0

(a)	Includes $14.5 and $22.5 of capital expenditures, net, for the three months ended Sept. 30, 2009 and 2008, respectively.
(b)	Includes $59.8 and $63.9 of capital expenditures, net, for the nine months ended Sept. 30, 2009 and 2008, respectively.

Convergys Corporation

Segment Revenues and Operating Income

(Unaudited)

(In millions)	For the Three Months Ended Sep. 30,		% Change	For the Nine Months Ended Sep. 30,		% Change
	2009	2008		2009	2008
Revenues:
Customer Management	$491.6	$483.2	2	$1,503.1	$1,428.2	5
Information Management	99.2	133.6	(26)	321.9	457.9	(30)
HR Management	174.6	59.4	NM	317.8	196.0	62

Total	$765.4	$676.2	13	$2,142.8	$2,082.1	3

Operating Income (Loss):
Customer Management	$33.5	$23.3	44	$110.7	$64.6	71
Information Management	3.3	17.4	(81)	32.8	84.8	(61)
HR Management	(124.9)	(279.8)	(55)	(253.8)	(288.9)	(12)
Corporate and Other	(2.2)	(2.9)	(24)	(12.3)	(16.2)	(24)

Total	$(90.3)	$(242.0)	(63)	$(122.6)	$(155.7)	(21)

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

	For the Three Months Ended Sep. 30,		For the Nine Months Ended Sep. 30,
(In millions)	2009	2008	2009	2008
Cash provided by operating activities	$10.1	$26.2	$191.7	$68.3

Capital expenditures, net	(14.5)	(22.5)	(59.8)	(63.9)

Free cash flow (a non-GAAP measure)	$(4.4)	$3.7	$131.9	$4.4

Free cash flow – Management uses free cash flow to assess the financial performance of the Company. Convergys’ Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow facilitates Management’s ability to strengthen the Company’s balance sheet, to repurchase the Company’s common shares and to repay the Company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above. This non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Convergys Corporation

Reconciliation of GAAP EPS to non-GAAP EPS

(In Millions Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating Loss as reported under U.S. GAAP	$(90.3)	$(242.0)	$(122.6)	$(155.7)

Add/(Less):
HR Management related implementation revenue	106.3	—	106.3	—
HR Management related implementation and impairment charges	(224.6)	(272.9)	(354.2)	(272.9)
Restructuring charges	(12.8)	—	(12.8)	(14.1)

Total net charges	(131.1)	(272.9)	(260.7)	(287.0)

Adjusted operating income (a non-GAAP measure)	$40.8	$30.9	$138.1	$131.3

Loss before tax as reported under U.S. GAAP	$(88.1)	$(230.2)	$(122.4)	$(135.5)

Total net charges	(131.1)	(272.9)	(260.7)	(287.0)

Adjusted income before tax (a non-GAAP measure)	$43.0	$42.7	$138.3	$151.5

Net loss as reported under U.S. GAAP	$(86.0)	$(140.0)	$(118.9)	$(63.6)

Total net charges, net of taxes	(119.7)	(176.4)	(220.9)	(186.0)

Adjusted net income (a non-GAAP measure)	$33.7	$36.4	$102.0	$122.4

Diluted EPS as reported under U.S. GAAP	$(0.70)	$(1.15)	$(0.97)	$(0.51)

Impact of the total net charges	(0.97)	(1.44)	(1.79)	(1.48)

Diluted EPS (a non-GAAP measure)	$0.27	$0.29	$0.82	$0.97

In the third quarter of 2009, the Company recorded a total net charge of $131.1 which consists of a net charge of $122.0 related to HR Management and restructuring charges of $5.6 in Information Management and $3.5 in Customer Management. The total net charge of $131.1 represents (a) $106.3 recorded as revenues representing implementation revenues previously received (b) $148.5 recorded within the cost of providing services and products sold caption representing previously deferred implementation costs incurred for services not yet operational (c) $76.1 for impairment of certain long-lived assets and (d) $12.8 for restructuring costs primarily for reductions in headcount. In third quarter of 2008, the Company recorded $272.9 of implementation and impairment charges related to HR Management of which (a) $65.4 recorded within the cost of providing services and products sold caption, related to excess implementation costs that were expensed rather than capitalized in accordance with the Company’s accounting policy and (b) $207.5 for impairment of certain long-lived assets related to HR Management contracts.

Nine Months ended September 30, 2009 results include a total net charge of $260.7 which consists of a net charge of $251.6 related to HR management and restructuring charges of $5.6 in Information Management and $3.5 in Customer Management. The total net charge of $260.7 represents (a) $106.3 recorded as revenues representing implementation revenues previously received (b) $245.6 recorded within the cost of providing services and products sold caption representing expensing of implementation costs related to two HR management contracts and anticipated costs to restructure one of the contract (c) $108.6 for impairment of certain long-lived assets and (d) $12.8 for restructuring costs primarily for reductions in headcount. Nine months ended September 30, 2008 results include a total net charge of $287.0 which consists of a net charge of $272.9 related to HR management recorded during the third quarter of 2008 as discussed above and restructuring charges of $14.1 recorded during the first quarter of 2008 primarily for reductions in headcount.

The Company uses operating income and earnings per share data excluding these implementation-related, asset impairment and restructuring charges to assess the operational performance of the business for the year and to have a basis to compare results to prior and future periods. These implementation-related, asset impairment and restructuring charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using both the non-GAAP measures, operating income and diluted earnings per share excluding the charges, and the GAAP measures, operating income and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measures beyond described above.

Convergys Corporation

Reconciliation of HR Management GAAP Operating Loss to non-GAAP Operating Loss

(In Millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating Loss as reported under U.S. GAAP	$(124.9)	$(279.8)	$(253.8)	$(288.9)

HR Management related implementation revenue	106.3	—	106.3	—
HR Management related implementation and impairment charges	(224.6)	(272.9)	(354.2)	(272.9)
Restructuring charges	(3.7)	—	(3.7)	(1.8)

Total net charges	(122.0)	(272.9)	(251.6)	(274.7)

1Adjusted operating loss (a non-GAAP measure)	$(2.9)	$(6.9)	$(2.2)	$(14.2)

In the third quarter of 2009, the Company recorded a total net charge of $122.0 related to HR Management of which a) $106.3 recorded as revenues representing implementation revenues previously received (b) $148.5 recorded within the cost of providing services and products sold caption representing previously deferred implementation costs incurred for services not yet operational (c) $76.1 for impairment of certain long-lived assets and (d) $3.7 for restructuring costs primarily for reductions in headcount. In third quarter of 2008, the Company recorded $272.9 of implementation and impairment charges related to HR management of which (a) $65.4 recorded within the cost of providing services and products sold caption, related to excess implementation costs that were expensed rather than capitalized in accordance with the Company’s accounting policy and (b) $207.5 for impairment of certain long-lived assets related to HR Management contracts.

Nine Months ended September 30, 2009 results include a total net charge of $251.6 related to HR Management, of which (a) $106.3 recorded as revenues representing implementation revenues previously received (b) $245.6 recorded within the cost of providing services and products sold caption representing expensing of implementation costs related to two HR management contracts and anticipated costs to restructure one of the contract (c) $108.6 for impairment of certain long-lived assets and (d) $3.7 for restructuring costs primarily for reductions in headcount. Nine months ended September 30, 2008 results include a total charge of $272.9 related to HR management recorded during the third quarter of 2008 as discussed above and restructuring charges of $1.8 recorded during the first quarter of 2008 primarily for reductions in headcount.

The Company uses HR Management operating income excluding implementation-related and asset impairment and restructuring charges to assess the operational performance of the business for the year and to have a basis to compare results to prior and future periods. These implementation-related, asset impairment and restructuring charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of the non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using both the non-GAAP measure operating income and the GAAP measure operating income, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond described above.

Convergys Corporation

Reconciliation of Customer Management GAAP Operating Income to non-GAAP Operating Income

(In Millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating Income as reported under U.S. GAAP	$33.5	$23.3	$110.7	$64.6

Restructuring charges	(3.5)	—	(3.5)	(5.4)

Adjusted operating income (a non-GAAP measure)	$37.0	$23.3	$114.2	$70.0

In the third quarter of 2009 and during the first quarter of 2008, the Company recorded $3.5 and $5.4, respectively, of restructuring costs to align future costs to revenue. The Company uses Customer Management operating income excluding the restructuring charges to assess the current operational performance of the business for the year and to have a basis to compare results to prior and future periods. The restructuring charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of the non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using both the non-GAAP measure operating income and the GAAP measure operating income, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond described above.

Convergys Corporation

Reconciliation of Information Management GAAP Operating Income to non-GAAP Operating Income

(In Millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating Income as reported under U.S. GAAP	$3.3	$17.4	$32.8	$84.8

Restructuring charges	(5.6)	—	(5.6)	(6.9)

Adjusted operating income (a non-GAAP measure)	$8.9	$17.4	$38.4	$91.7

In the third quarter of 2009 and during the first quarter of 2008, the Company recorded $5.6 and $6.9, respectively, of restructuring costs. The Company uses Information Management operating income excluding the restructuring charges to assess the current operational performance of the business for the year and to have a basis to compare results to prior and future periods. The restructuring charges are relevant in evaluating the overall performance of the business. Limitations associated with the use of the non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using both the non-GAAP measure operating income and the GAAP measure operating income, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond described above.